Exhibit 99.5

FOURTH AMENDMENT

OF

HANESBRANDS INC. RETIREMENT SAVINGS PLAN

(As Amended and Restated Effective as of January 1, 2017)

WHEREAS, Hanesbrands Inc. (the “Company”) maintains the Hanesbrands Inc. Retirement Savings Plan (As Amended and Restated Effective as of January 1, 2017) (the “Plan”); and

WHEREAS, the Plan has previously been amended, and further amendment of the Plan is now considered desirable;

NOW, THEREFORE, by virtue of the power reserved to the Company by Subsection 15.01 of the Plan, and in exercise of the authority delegated to the Hanesbrands Inc. Employee Benefits Administrative Committee (the “Administrative Committee”) by resolution of the Board of Directors of the Company, the Plan is hereby amended, effective upon the close of business on December 31, 2023, by adding a new Supplement F, in the form attached hereto, to the Plan, immediately following Supplement E thereof.

*          *          *

IN WITNESS WHEREOF, the Administrative Committee has caused this amendment to be executed by its duly authorized Committee Delegate this 29th day of December, 2023.

HANESBRANDS INC. EMPLOYEE BENEFITS ADMINISTRATIVE COMMITTEE

By:	/s/ Virginia Piekarski
Administrative Committee Member

SUPPLEMENT F

December 31, 2023 Merger of the It’s Greek to Me, Inc. Profit Sharing/401(k) Plan
into the Hanesbrands Inc. Retirement Savings Plan

F-1.        Introduction. Effective upon the close of business on December 31, 2023 (the “Merger Date”), the It’s Greek to Me, Inc. Profit Sharing/401(k) Plan (the “It’s Greek to Me Plan”) shall be merged into, and continued in the form of, the Plan. The purpose of this Supplement F is to effectuate the merger of the It’s Greek to Me Plan into the Plan and the transfer of assets described in Paragraph D-2 below in accordance with Sections 401(a)(12), 411(d)(6), and 414(1) of the Code and the Treasury Regulations and other guidance issued thereunder. The terms of this Supplement F shall supersede the provisions of the Plan to the extent such provisions are inconsistent with the terms of this Supplement F.

F-2.          Transfer of Assets. On or as soon as practicable following the Merger Date, the assets of the trust that funds the It’s Greek to Me Plan shall be transferred to the Trust Fund. Such transferred assets shall be invested in the Investment Funds designated by the Investment Committee; provided that, participants in the It’s Greek to Me Plan as of the Merger Date (“It’s Greek to Me Participants”) shall be permitted to make investment elections in accordance with procedures established by the Committee.

F-3.         Transfer of Account Balances. As of the Merger Date, liabilities equal to the aggregate account balances, as adjusted through the Merger Date, of each It’s Greek to Me Participant shall be transferred to the Plan and shall be credited as follows:

(a)	Amounts attributable to an It’s Greek to Me Participant’s contributions under the It’s Greek to Me Plan shall be allocated to the corresponding accounts maintained on the It’s Greek to Me Participant’s behalf under the Plan.

(b)	Amounts held in an It’s Greek to Me Participant’s Regular Match account under the It’s Greek to Me Plan shall be allocated to his or her Prior Match 4 Year Graded account under the Plan.

(c)	Amounts held in an It’s Greek to Me Participant’s Safe Harbor Match account under the It’s Greek to Me Plan shall be allocated to his or her Post 2007 Company Match account under the Plan.

(d)	Amounts held in an It’s Greek to Me Participant’s Employer Match and Additional Match accounts under the It’s Greek to Me Plan shall be allocated to his or her Prior Match 6 Year Graded account under the Plan.

Following the Merger Date, such amounts shall be subject to the terms and conditions of the Plan.

F-4.         Participation in the Plan. Each It’s Greek to Me Participant on the Merger Date shall become a Participant in the Plan on January 1, 2024, subject to the conditions and limitations of the Plan. As soon as possible after January 1, 2024, each It’s Greek to Me, Inc. employee shall be automatically enrolled in the Plan pursuant to the provisions of Subparagraphs 4.01(c) and (d) of the Plan.

F-5.         Vesting. Following the Merger Date, the Accounts of each It’s Greek to Me Participant who completes an Hour of Services on or after January 1, 2024 shall be subject to the provisions of Subsection 10.01 of the Plan and the following:

If an It’s Greek to Me Participant dies or becomes Totally Disabled while actively employed with the Company or a Controlled Group Member, then the It’s Greek to Me Participant shall be fully vested in his or her Prior Match 4 Year Graded account, Post 2007 Company Match account and Prior Match 6 Year Graded account under the Plan. If the It’s Greek to Me Participant’s Separation Date occurs before the It’s Greek to Me Participant’s death or Total Disability, such accounts shall be subject to the following schedules:

Prior Match 4 Year Graded account:

Vested
Years of Service	Percentage
Less than 1 years	0%
1 years but less than 2 years	20%
2 years but less than 3 years	40%
3 years but less than 4 years	75%
4 years or more	100%

Post 2007 Company Match account:

Vested
Years of Service	Percentage
Less than 2 years	0%
2 years or more	100%

Prior Match 6 Year Graded account:

Vested
Years of Service	Percentage
Less than 2 years	0%
2 years but less than 3 years	20%
3 years but less than 4 years	40%
4 years but less than 5 years	60%
5 years but less than 6 years	80%
6 years or more	100%

An It’s Greek to Me Participant’s period of employment with It’s Greek to Me, Inc., or a predecessor thereto prior to the Merger Date shall be counted for purposes of determining such It’s Greek to Me Participant’s Years of Service under the Plan, but only to the extent that such service would have been taken into account for vesting purposes under the It’s Greek to Me Plan.

F-6.          Loans. Any outstanding loan on the Merger Date that had been made to an It’s Greek to Me Participant under the It’s Greek to Me Plan shall be maintained on and after the Merger Date under the Plan until all amounts of principal and interest thereon have been repaid. The terms and conditions relating to such outstanding loans shall continue as in existence prior to the Merger Date, but subject to all applicable Plan provisions and rules determined by the Committee.

F-7.         Committee’s Actions. The Committee shall take such actions as it deems necessary or desirable to accomplish the transfer as described in this Supplement F.

F-8.         Use of Terms. Terms used in this Supplement F shall, unless defined in this Supplement F or otherwise noted, have the meanings given to those terms in the Plan.